Exhibit 10.02

June 30, 2006

Mr. Werner Widmann

Multilayer Technology GmbH & Co. KG

Herrenberger Str. 110

Boeblingen 71034, DE

Addendum to Award Agreement for Werner Widmann Deferred Compensation Plan

Dear Werner:

I am pleased to announce that, on or about July 3, 2006, Flextronics Technology GmbH & Co. KG (the “Company”) will make a contribution to your Incentive Bonus in the above referenced Award Agreement for Werner Widmann Deferred Compensation Plan dated July 22, 2005 executed by you and the Company (the “Award Agreement”). Your Incentive Bonus will be €93,750; computed as 30% of your €312,500 current annual base compensation. The Incentive Bonus will vest in accordance with the vesting schedule in the Award Agreement (generally, 1/3rd in 2009, 1/3rd in 2010 and 1/3rd in 2011).

This Letter constitutes an addendum to the Award Agreement as contemplated in the second paragraph of the Award Agreement. Except where otherwise indicated, capitalized terms used in this Letter shall have the meaning given to them in the Award Agreement. This Letter and the Award Agreement shall constitute a single binding agreement between you and the Company. If there is any conflict between this Letter and the Award Agreement, the Award Agreement will control. By signing below, you confirm the effectiveness of this Letter and the continued effectiveness of the Award Agreement, and you represent that you have read and understand this Letter and the Award Agreement and have had adequate opportunity to ask any questions about the Incentive Bonus. You further agree to waive and release the Company, its agents and attorneys from any claims and liabilities in connection with the design and implementation of the Incentive Bonus, selection of the investment manager, selection of the Funds by the Company, investment decisions with respect to the Bonus Account, any decrease in the value of the Bonus Account, and personal tax consequences with respect to the Incentive Bonus. You understand that the Company cannot warrant any tax effect of the Incentive Bonus. You also understand that the Company and its representatives are not attempting to give you tax advice. We strongly advise you to seek any tax advice concerning the Incentive Bonus from your own tax adviser.

Mr. Werner Widmann

June 30, 2006

Congratulations on your continued participation in the Award Agreement. We hope this conveys our appreciation for the significant contribution you make towards the success of Flextronics.

Sincerely,

FLEXTRONICS TECHNOLOGY GMBH & CO. KG

By:	/s/ Thomas J. Smach
Thomas J. Smach

By:	/s/ Michael McNamara
Michael McNamara
Accepted and agreed on this 30th day of June, 2006.

Werner Widmann